Exhibit 4.3

LABOPHARM INC.

These consolidated financial statements are presented in Canadian dollars.

AUDITORS’ REPORT

To the Directors of

Labopharm inc.

          We have audited the consolidated balance sheets of Labopharm inc. as at December 31, 2005 and 2004 and the consolidated statements of loss, deficit and cash flows for the years ended December 31, 2005 and December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

          In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years ended December 31, 2005 and December 31, 2004 in accordance with Canadian generally accepted accounting principles.

Montréal, Canada	(signed) Ernst & Young LLP.

February 2, 2006	Chartered Accountants.
(except note 23, which is as at April 17, 2006).

COMMENTS BY AUDITORS FOR U.S. READERS ON

CANADA — U.S. REPORTING DIFFERENCE

          In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements. Our report to the directors dated February 2, 2006 (except note 23, which is as at April 17, 2006) is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Montréal, Canada	(signed) Ernst & Young LLP.

February 2, 2006	Chartered Accountants.
(except note 23, which is as at April 17, 2006).

LABOPHARM INC.

CONSOLIDATED BALANCE SHEETS (note 1)

	As at December 31,

	2005	2004

	(thousands of
	Canadian dollars)
ASSETS (note 11)
Current
Cash and cash equivalents	$20,282	$2,809
Short-term investments (note 4)	14,611	20,814
Accounts receivable (note 5)	532	967
Research and development tax credits receivable (note 15)	875	800
Income tax receivable	426	—
Inventories (note 6)	2,188	—
Prepaids and other assets	452	247

Total current assets	39,366	25,637

Restricted long-term investments (note 7)	1,271	1,282
Property, plant and equipment (note 8)	10,280	10,961
Intangible assets (note 9)	3,231	2,036
Deferred financing costs	364	—

	$54,512	$39,916

LIABILITIES
Current
Accounts payable and accrued liabilities	$10,090	$5,930
Current portion of deferred revenue	9,067	266
Current portion of obligations under capital leases (note 10)	83	134
Current portion of long-term debt (note 11)	3,383	—

	22,623	6,330

Deferred revenue	20,834	1,510
Obligations under capital leases (note 10)	5,840	5,923
Long-term debt (note 11)	7,818	—

	57,115	13,763

Shareholders’ equity (deficiency)
Common shares, no par value, unlimited authorized shares 43,673,863 and 42,510,630 issued as at December 31, 2005 and 2004, respectively (note 12)	135,631	132,658
Contributed surplus	6,350	4,745
Deficit	(144,584)	(111,250)

Total shareholders’ equity (deficiency)	(2,603)	26,153

	$54,512	$39,916

Commitments, Guarantees and Contingency (notes 13 and 14)

On behalf of the Board:

● Director	● Director

See accompanying notes

LABOPHARM INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (note 1)

	For the year ended
	December 31,

	2005	2004

	(thousands of Canadian
	dollars, except share and
	per share amounts)
REVENUE
Product sales	$1,269	$—
Cost of goods sold	758	—

Gross profit on product sales	511	—
Other revenue
Licensing	1,908	106
Research and development contracts	61	1,288

	2,480	1,394
EXPENSES
Research and development expenses	22,451	16,037
Government assistance (note 15)	(2,713)	(823)

	19,738	15,214
Selling, general and administrative expenses	12,188	9,878
Financial expenses (note 16)	1,937	864
Depreciation and amortization	1,664	1,662
Interest income	(557)	(538)
Foreign exchange gain	(355)	(57)
Expenses related to an incomplete financing initiative	—	1,509

	34,615	28,532
Loss before income taxes	(32,135)	(27,138)
Income taxes (note 14):
Current	1,199	41

Net loss	$(33,334)	$(27,179)

Net loss per share — basic and diluted	$(0.78)	$(0.68)

Weighted average number of shares outstanding	42,922,741	39,954,488

See accompanying notes

LABOPHARM INC.

CONSOLIDATED STATEMENTS OF DEFICIT (note 1)

	For the year ended
	December 31,

	2005	2004

	(thousands of
	Canadian dollars)
Balance, beginning of year (as previously reported)	$(111,250)	$(81,095)
Adjustment for change in accounting policy (note 3)	—	(2,976)

Balance, beginning of year (adjusted)	(111,250)	(84,071)
Net loss	(33,334)	(27,179)

Balance, end of year	$(144,584)	$(111,250)

See accompanying notes

LABOPHARM INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (note 1)

	For the year ended
	December 31,

	2005	2004

	(thousands of
	Canadian dollars)
OPERATING ACTIVITIES
Net loss for the year	$(33,334)	$(27,179)
Items not affecting cash:
Depreciation of property, plant and equipment	1,524	1,520
Amortization of intangible assets	140	142
Financial expenses	271	—
Amortization of deferred financing costs	110	—
Unrealized foreign exchange gain	(232)	—
Stock-based compensation	1,754	1,775

	(29,767)	(23,742)
Net change in non-cash operating items (note 17)	28,727	660

	(1,040)	(23,082)

INVESTING ACTIVITIES
Acquisition of investments	(20,440)	(43,547)
Disposals of investments	958	4,353
Maturities of investments	25,685	37,106
Acquisition of property, plant and equipment	(843)	(1,000)
Acquisition of intangible assets	(173)	(187)

	5,187	(3,275)

FINANCING ACTIVITIES
Repayment of capital lease obligations	(134)	(171)
Proceeds from issuance of capital stock (note 12)	2,093	30,813
Issuance costs of capital stock (note 12)	—	(2,196)
Proceeds from issuance of long-term debt	11,586	—
Proceeds from issuance of warrants	731	—
Deferred financing costs	(474)	—

	13,802	28,446

Foreign exchange loss on cash held in foreign currencies	(476)	—
Increase in cash and cash equivalents during the year	17,473	2,089
Cash and cash equivalents, beginning of year	2,809	720

Cash and cash equivalents, end of year	$20,282	$2,809

Cash flows include the following items:
Interest paid	$1,434	$863
Income taxes paid (received)	$427	$(18)

See accompanying notes

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

1.	Description of Business and Going Concern Uncertainty

The Company, incorporated under the Companies Act (Québec) is specialized in the development of drugs using advanced controlled-release technologies and the development of pharmaceutical products incorporating its proprietary technologies.

The Company’s strategy is to develop products internally in order to form strategic alliances or enter into licensing agreements with national or international pharmaceutical companies that have the necessary resources and distribution networks to market and sell the pharmaceutical products incorporating the Company’s proprietary technologies. To date, the Company has financed its cash requirements primarily through share issuances, a term loan, investment tax credits, collaborative research contracts, licensing and distribution agreements, interest income and product sales. The future profitability of the Company is dependent upon such factors as the success of the clinical trials, the approval by regulatory authorities of products developed by the Company, the ability of the Company to successfully market, sell and distribute its products and the ability of the Company to obtain the necessary financing to complete its projects.

The Company has incurred significant operating losses and cash outflows from operations and has incurred an accumulated deficit of $144,584. As at December 31, 2005, the Company’s committed cash obligations and expected level of expenses for the upcoming twelve months exceed the committed sources of funds and the Company’s cash and cash equivalents on hand. The ability of the Company to continue as a going concern is dependent upon raising additional financing through borrowings or equity financing, receiving funds through collaborative research contracts or product licensing agreements, obtaining regulatory approval in various jurisdictions, and achieving future profitable operations. The outcome of these matters is dependent on a number of items outside of the Company’s control. As a result, there is significant uncertainty as to whether the Company will have the ability to continue as a going concern.

The consolidated financial statements have been prepared on a going concern basis, which assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the ordinary course of business. These financial statements do not include any adjustments to the amounts and classification for assets and liabilities that may be necessary should the Company not be successful in its effort to obtain additional financing, to receive significant funds on signing collaborative research contracts or by out licensing its products or making significant product sales.

2.	Significant Accounting Policies

These financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The most significant accounting policies are summarized below. A reconciliation of significant differences with generally accepted accounting principles in the United States is presented in note 23.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and such differences could be material.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

2.	Significant Accounting Policies — (Continued)

Principles of consolidation

The consolidated financial statements include the accounts of the Company and those of its wholly owned subsidiaries, Labopharm Europe Limited, Labopharm (Barbados) Limited, Labopharm Cyprus Limited and Labopharm USA, Inc., incorporated in 2005. All significant inter-company transactions and balances have been eliminated upon consolidation.

Revenue recognition

The Company recognizes revenue from research and development contracts, and licensing arrangements, which may include multiple elements. Revenue arrangements with multiple elements are reviewed in order to determine whether the multiple elements can be divided into separate units of accounting, if certain criteria are met. If separable, the consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. Otherwise, the applicable revenue recognition criteria are applied to combined elements as a single unit of accounting.

Licensing revenues — Up-front non-refundable licensing revenue is deferred and recognized on a straight-line basis over the term which the Company maintains substantive contractual obligations. Licensing revenue received upon the achievement of milestones is recognized when the underlying condition is met if it has stand-alone value to the customer, the Company has no further obligations in relation to that milestone and collectibility is reasonably assured. Otherwise, it is recognized over the remaining term of the underlying agreement. Amounts received in advance of recognition are included in deferred revenue, as are amounts which are refundable if underlying conditions are not met.

Product sales — Revenue is recognized when the product is shipped to the Company’s customers, provided the Company has not retained any significant risks of ownership or future obligations with respect to the product shipped and collection is reasonably assured. The Company’s products are indirectly subject to pricing regulations in certain markets.

Research and development contracts — The Company recognizes revenues from various research agreements as the contracted services are performed or when milestones are achieved, in accordance with the terms of the specific agreements. Up-front payments for the use of technology where further services are to be provided or fees received on the signing of research agreements are recognized over the period of performance of the related activities. Amounts received in advance of recognition are included in deferred revenue.

Cash and cash equivalents

Cash and cash equivalents consist of cash and all highly liquid short-term investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value. The Company considers these highly liquid short-term investments with a maturity on acquisition of less than three months to be cash equivalents.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

2.	Significant Accounting Policies — (Continued)

Short-term and long-term investments

Short-term investments are recorded at the lower of amortized cost or fair market value on a portfolio basis. Long-term investments are accounted for at amortized cost. Investments are written down to their fair market value based on quoted market prices, when a decline in value is other than temporary.

Inventories

Inventories are valued at the lower of cost, which is determined on an average cost basis, and net realizable value for finished goods and work-in-progress and replacement cost for raw materials.

Property, plant and equipment

Property, plant and equipment are carried at cost less related investment tax credits for research and development equipment.

Assets acquired under capital leases are carried at cost, being the present value of the minimum lease payments after deduction of executory costs.

Depreciation of property, plant and equipment and assets acquired under capital leases are calculated over their estimated useful life using the following methods and rates:

Laboratory and plant equipment	Diminishing balance	20% to 30%
Computer hardware and software	Diminishing balance	30%
Furniture and office equipment	Straight-line	5 to 10 years
Leasehold improvements	Straight-line over the term of the lease up to 10 years
Building and building improvements	Straight-line over the term of the lease up to 15 years

Intangible assets

Intangible assets consist of patent and trademark costs and intellectual property rights which consist of fees paid to license technology or to acquire patents. The patent costs include legal fees to obtain patents and patent application fees.

Amortization of intangible assets is calculated over their estimated useful life, which cannot exceed the life of the underlying patents using the following methods and rates:

Patents and trademarks	Straight-line up to 20 years
Intellectual property rights	Straight-line up to 20 years

Deferred financing costs

Financing costs associated with the issuance of debt are deferred and amortized over the term of the related debt using the effective yield method.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

2.	Significant Accounting Policies — (Continued)

Impairment of long-lived assets

Property, plant and equipment and other long-lived assets are regularly reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment is assessed by comparing the carrying amount of an asset to be held and used with the sum of the undiscounted cash flows expected from its use and disposal. If such assets are considered impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds its fair value generally determined on a discounted cash flow basis. Any impairment results in a write-down of the asset and a charge to income during the year.

Research and development expenses

Research expenses are charged to income in the year of expenditure less related tax credits. Development costs net of related tax credits are charged to income as incurred unless a development project meets generally accepted accounting principles in Canada for deferral and amortization. The Company has not deferred any such development costs to date.

Government assistance

Grant amounts resulting from government assistance programs, including investment tax credits on research and development expenses, are reflected as reductions to the cost of the assets or to the expenses to which they relate at the time the assistance becomes receivable.

Foreign currency translation

The Company’s foreign subsidiaries are considered to be integrated foreign entities and are accounted for in accordance with the temporal method, as are transactions in foreign currencies entered into by the Company. Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the year-end exchange rate, non-monetary assets and liabilities are translated at the historical exchange rate, and revenue and expense items are translated in Canadian dollars at rates of exchange in effect at the related transaction dates. Exchange gains and losses arising from these transactions are included as a charge to income during the year.

Stock-based compensation plan

The Company has a stock-based compensation plan and has applied the fair value based method to expense all options awarded to employees and directors since March 1, 2002. The fair value of stock options granted is determined at the date of grant using the Black-Scholes option pricing model, and expensed over the vesting period of the options.

Net loss per share

The basic net loss per share is calculated using the weighted average number of common shares outstanding during the year.

The diluted net loss per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options. This

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

2.	Significant Accounting Policies — (Continued)

method requires that the diluted net loss per share be calculated using the treasury stock method, as if all common share equivalents had been exercised at the beginning of the reporting period, or period of issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of the Company at the volume weighted average trading price of the common shares during the period.

Diluted loss per share is equal to the basic loss per share since the effect of exercising 1,574,425 options (2004 — 2,055,946) would be antidilutive for all periods presented.

Income taxes

The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using substantively enacted tax rates and laws that are expected to be in effect in the periods in which the future tax assets or liabilities are expected to be realized or settled. A valuation allowance is provided to the extent that it is more likely than not that future income tax assets will not be realized.

Issuance costs of capital stock

The Company records issuance costs of capital stock against capital stock.

Recent accounting pronouncements

Comprehensive Income and Equity

In January 2005, the CICA released new Handbook Section 1530, Comprehensive Income, and Section 3251, Equity, effective for the annual and interim period of the Company beginning on January 1, 2007. Section 1530 establishes standards for reporting comprehensive income. The section does not address issues of recognition or measurement for comprehensive income and its components. Section 3251 establishes standards for the presentation of equity and changes in equity during the reporting period. The requirements in this section are in addition to Section 1530. We have not yet determined the impact of the adoption of this standard on the presentation of the consolidated results of operations or financial position.

Financial Instruments — Recognition and Measurement

In January 2005, the CICA released new Handbook Section 3855, Financial Instruments — Recognition and Measurement, effective for the annual and interim period of the Company beginning on January 1, 2007. This new section prescribes when a financial instrument is to be recognized on the balance sheet and at what amount, sometimes using fair value and other times using cost-based measures. It also specifies how financial instrument gains and losses are to be presented and defines financial instruments to include accounts receivable and payable, loans, investments in debt and equity securities, and derivative contracts. We have not yet determined the impact of the adoption of this standard on the consolidated results of operations or financial position.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

2.	Significant Accounting Policies — (Continued)

Non-Monetary Transactions

In June 2005, the CICA released new Handbook Section 3831, Non-monetary Transactions, effective for the fiscal year beginning on January 1, 2006. This standard requires all non-monetary transactions to be measured at fair value unless they meet one of four very specific criteria. Commercial substance replaces culmination of the earnings process as the test for fair value measurement. A transaction has commercial substance if it causes an identifiable and measurable change in the economic circumstances of the entity. Commercial substance is a function of the cash flows expected by the reporting entity. The Company believes that the adoption of this standard will not have a material impact on the Company’s consolidated results of operations or financial position.

Hedges

In April 2005, the CICA issued Section 3865 of the CICA Handbook entitled “Hedges”, effective for the fiscal year beginning on January 1, 2007. This Section establishes standards for when and how hedge accounting may be applied. Hedging is an activity designed to modify an entity’s exposure to one or more risks. Hedge accounting modifies the normal basis for recognizing the gains, losses, revenues and expenses associated with a hedged item or a hedging item in an entity’s income statement. It ensures that counterbalancing gains, losses, revenues and expenses are recognized in the same period. The Company believes that the adoption of this standard will not have a material impact on the Company’s consolidated results of operations or financial position.

3. Changes in Accounting Policy

In 2003, the Canadian Institute of Chartered Accountants (“CICA”) amended its pronouncement relating to stock-based compensation requiring companies to measure and expense all equity instruments awarded to employees and directors starting in fiscal years beginning on or after January 1, 2004 in accordance with the fair value method. The fair value of stock options to employees and directors is determined at the date of grant using the Black-Scholes option pricing model, and expensed over the vesting period of the options. The transitional provisions provide for a prospective treatment to this change in accounting policy for those companies who adopt this new pronouncement in fiscal years beginning before January 1, 2004 and a retroactive treatment for those companies adopting on or after January 1, 2004.

Effective January 1, 2004, the Company adopted the retroactive treatment without restatement, for options granted since March 1, 2002. Consequently, the opening deficit and contributed surplus balances as at January 1, 2004 increased by $2,976. The compensation expense for the year ended December 31, 2005 was $1,754 (2004 — $1,775) of which $685 (2004 — $600) was included in research and development expenses and $1,069 (2004 — $1,175) was included in selling, general and administrative expenses. The counterpart has been recorded as contributed surplus. Prior to January 1, 2004, no compensation expense was recognized when stock options were granted to employees and directors, however the Company provided pro forma information as if the fair value method had been applied.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

4. Short-term Investments

Short-term investments are comprised of 9 investment grade instruments (21 as at December 31, 2004). These investments have a maturity of less than one year and have an average weighted yield of 3.05% (December 31, 2004 — 2.42%). The market value of short-term investments held as at December 31, 2005 and 2004 approximates their carrying value. Short-term investments include the following:

	2005	2004

Commercial paper	$12,209	$6,872
Corporate bonds	2,402	6,719
Government bonds	—	7,223

	$14,611	$20,814

5. Accounts Receivable

	2005	2004

Trade	$42	$329
Sales taxes	386	436
Interest on investments	104	196
Other	—	6

	$532	$967

6. Inventories

As at December 31, 2005, the Company has accumulated inventories comprised of raw materials totalling $1,710 and intermediate finished goods (bulk tablets) totalling $478.

7. Restricted Long-Term Investments

Long-term investments are comprised of two debt instruments (two as at December 31, 2004) maturing in 2006 with an average weighted yield of 2.9% (December 31, 2004 — 2.0%). The market value of the long-term investments held as at December 31, 2005 approximates their carrying value. These two investments collateralize letters of credit issued with regard to lease obligations on behalf of the Company by its bankers (note 13). Although these investments mature in 2006, they will be renewed on an ongoing basis to maintain the letters of credit.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

8. Property, Plant and Equipment

			Net
		Accumulated	carrying
	Cost	depreciation	value

2005
Building and building improvements	$8,044	$1,409	$6,635
Laboratory and plant equipment	4,290	2,389	1,901
Computer hardware and software	2,110	1,019	1,091
Furniture and office equipment	1,090	518	572
Leasehold improvements	106	25	81

	$15,640	$5,360	$10,280

2004
Building and building improvements	$8,030	$871	$7,159
Laboratory equipment	3,862	1,945	1,917
Computer hardware and software	1,872	726	1,146
Furniture and office equipment	1,062	415	647
Leasehold improvements	106	14	92

	$14,932	$3,971	$10,961

Property, plant and equipment include the following assets under capital leases:

			Net
		Accumulated	carrying
	Cost	depreciation	value

2005
Building	$5,970	$1,061	$4,909
Laboratory equipment	243	130	113
Office equipment	229	103	126

	$6,442	$1,294	$5,148

2004
Building	$5,970	$663	$5,307
Laboratory equipment	243	101	142
Office equipment	229	57	172

	$6,442	$821	$5,621

Amortization expense of assets under capital leases of $473 (2004 — $481) is included with depreciation of property, plant and equipment.

The right to use the building and the building improvements reverts to its owners in 2018 unless the Company renews or extends the lease.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

9. Intangible Assets

			Net
		Accumulated	carrying
	Cost	amortization	value

2005
Intellectual property rights	$500	$271	$229
Patents and trademarks	3,720	718	3,002

	$4,220	$989	$3,231

2004
Intellectual property rights	$500	$246	$254
Patents and trademarks	2,385	603	1,782

	$2,885	$849	$2,036

10.	Capital Lease Obligations

	2005	2004

Building, repayable in monthly instalments of $71 until May 2008, $83 from June 2008 to May 2013, and $96 from June 2013 to April 2018, including interest calculated at 14.6%	$12,765	$13,615
Various leases for office equipment, repayable in monthly instalments totalling $3 including interest ranging from 8.0% to 9.9%, with maturity from February 2008 to March 2009	110	210

	12,875	13,825
Interest included in instalments	6,952	7,768

	5,923	6,057
Current portion	83	134

	$5,840	$5,923

Minimum lease payments under capital leases for the next five years are as follows:

2006	$889
2007	889
2008	975
2009	1,002
2010	1,000
Thereafter	8,120

During 2005 no property, plant and equipment were financed through capital leases (2004 — $13).

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

11.	Long-Term Debt

2005

Term loan, maturing on July 1, 2008 with interest payable monthly and repayable in 30 monthly payments of $452 including interest, commencing on February 1, 2006	$11,660
Less adjustment for the termination fee and the portion of the warrants not yet recognized as financial expenses	(459)

Carrying value of long-term debt	$11,201
Current portion of long-term debt	3,383

$7,818

On June 28, 2005, the Company entered into a US$10,000 term loan agreement bearing interest at 11.95%, resulting in gross proceeds of $12,317. As part of the agreement, the Company issued 543,104 warrants to purchase common shares (note 12). Proceeds were allocated to the long-term debt for $11,586 and the warrants for $731. As a result of the value assigned to the warrants and the loan termination fee of $408 (US$350) due on repayment, the effective interest rate of the term loan is approximately 17%.

The financing costs related to the term loan agreement amounted to $474 and were recorded as deferred financing costs.

The term loan is collaterized by all of the Company’s assets except for its intellectual property.

Minimum annual principal repayments of the carrying value of the long-term debt during the next twelve-month periods ending December 31, are as follows:

2006	$3,383
2007	4,423
2008	3,395

12. Capital Stock

Authorized

Unlimited number of preferred shares, non-participating, non-voting, without par value

Unlimited number of common shares, voting, without par value

Issued

	2005	2004

43,673,863 Common shares (December 31, 2004 — 42,510,630)	$135,631	$132,658

Capital stock transactions

During 2005, 834,600 (2004 — 212,600) options were exercised for a total cash consideration of $2,093 (2004 — $453). In addition, capital stock was increased by $149 (2004 — $6) and contributed surplus reduced by the same amount to record options exercised which were granted after March 1, 2002. In addition, 328,633 shares were issued on a cashless conversion of 543,104 warrants resulting in a transfer of $731 from contributed surplus to share capital.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

12. Capital Stock — (Continued)

On May 26, 2004, the Company issued 6,122,449 common shares for consideration of $30,000. Share issue expenses amounted to $2,196.

Warrants

On June 29, 2005, as part of the term loan agreement described in note 11, the Company issued 543,104 warrants to purchase one common share per warrant, having an exercise price of $2.71 each and expiring on June 29, 2010. The Company valued the warrants using the Black-Scholes option pricing model with the following weighted average assumptions:

Expected volatility	0.63
Expected life	5.0 years
Risk-free interest rate	3.16%
Dividend yield	Nil

Proceeds from the term loan agreement were allocated on a pro-rata basis to the long-term debt and the warrants. The fair value attributed to the warrants was $731.

During 2005, the 543,104 warrants were exercised on a cashless basis for a total of 328,633 shares. As at December 31, 2005, no warrants were outstanding (2004 — nil).

During the year ended February 28, 2000, the Company issued 200,000 warrants to purchase one common share per warrant, to the former supplier of Contramid®. These warrants had an exercise price of $2.00 and an expiry date of May 2004. During the year ended February 28, 2002, 10,000 warrants were exercised for a total of 10,000 shares for a cash consideration of $20. During 2004, 180,000 warrants were exercised for a total of 180,000 shares for a total cash consideration of $360 and 10,000 warrants expired unexercised.

Stock option plan

The Company established a stock option plan for directors, executive officers, employees and consultants of the Company. On April 20, 2005, the Company’s stock option plan was amended in order to express the maximum number of securities issuable thereunder as a percentage of the Company’s issued and outstanding shares rather than a fixed number. The maximum number of common shares that are issuable under the plan shall not exceed 9.9% of the Company’s total issued and outstanding shares at any time.

The maximum number of common shares that may be optioned in favour of any individual will not exceed 5% of the number of outstanding common shares. Under the stock option plan, the price at which the common shares may be purchased will not be lower than the closing price of the common shares on the Toronto Stock Exchange on the grant date. Any options issued are non-transferable.

All of the options that may be granted under the plan are exercisable according to a schedule up to a maximum period of ten years following the grant date thereof. The outstanding options as at December 31, 2005, may be exercised no later than December 2010. Options generally vest over a three-year period except for options to Board of Directors which vest immediately.

As of December 31, 2005, 4,323,712 securities are issuable under the plan, and 193,937 options are available for grant.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

12. Capital Stock — (Continued)

The changes in the number of stock options granted by the Company, and their weighted average exercise prices are as follows:

		2005		2004

	#		#
Balance, beginning of year	3,363,475	$5.01	3,415,025	$4.87
Granted	1,071,400	4.92	190,800	4.66
Exercised	(834,600)	2.51	(212,600)	2.13
Expired	(39,000)	2.59	—	—
Forfeited	(400)	7.92	(29,750)	7.36

Balance, end of year	3,560,875	$5.59	3,363,475	$5.01

Options eligible to be exercised	2,887,975	$5.70	3,047,375	$4.76

Additional information concerning stock options as at December 31, 2005 is as follows:

	Options outstanding			Options exercisable

		Weighted-
		average	Weighted-		Weighted-
		remaining	average		average
	Number of	contractual	exercise	Number of	exercise
Range of exercise price	options	life	price	options	price

$2.16 to $3.94	1,476,025	2.70 years	$3.07	1,167,625	$2.99
$4.10 to $6.61	986,700	3.58 years	$5.79	645,600	$5.35
$7.00 to $10.29	1,098,150	1.88 years	$8.83	1,074,750	$8.86

	3,560,875			2,887,975

A compensation expense of $1,754 (2004 — $1,775) has been recognized during the year ended December 31, 2005 for stock options granted to employees and directors since March 1, 2002.

The fair value of options granted during the year was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

For the year ended December 31,	2005	2004

Expected volatility	0.67	0.72
Expected life	4 years	4 years
Risk-free interest rate	3.67%	3.65%
Dividend yield	Nil	Nil

The weighted average grant date fair value of stock options granted during the year ended December 31, 2005 using the above assumptions amounted to $2.65 (2004 — $2.63).

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

13. Commitments, Guarantees and Contingency

(a) Commitments

The Company occupies certain facilities under operating lease arrangements and leases certain equipment. Estimated future minimum payments under these operating leases for the years ending December 31 are as follows:

2006	$82
2007	64
2008	60
2009	58
2010	58
Thereafter	130

$452

Rental expenses for facilities and equipment under operating leases totalled $128 in 2005 (2004 — $84).

Letters of credit amounting to $1,271 were issued to the lessors of the Company’s facilities as a collateral for the Company’s performance of obligations under the leases. These letters of credit are collateralized by specific investments totalling $1,271 which have been classified as long-term.

The Company has entered into long-term supply agreements with third-party manufacturers in anticipation of the commercialization of its products. These agreements include clauses under which the Company would have to reimburse certain equipment and set-up costs if minimum quantities are not purchased or not purchased within the prescribed delay, and clauses requiring the purchase of minimum quantities of product. Management has estimated that the minimum commitments related to these agreements would be approximately $267 for equipment and set-up costs, and approximately $27,888 for the purchase of bulk tablets.

(b) Guarantees

The Company periodically enters into research, licensing, distribution or supply agreements with third parties that include indemnification provisions that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third-party intellectual property claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions generally survive termination of the underlying agreement. The nature of the intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

13. Commitments, Guarantees and Contingency — (Continued)

(c) Contingency

In 1994, concurrently with the purchase of a controlled-release technology, the Company acquired a right of first refusal with respect to an improved technology for which it agreed to pay royalties of 4% on net revenues generated from the commercialization of the 1994 purchased technology. On February 7, 2005, the Company was served with a motion to institute legal proceedings in the Québec Superior Court. The motion seeks payment of an unspecified amount of royalties said to be outstanding since 1999. The Company considers that, as at December 31, 2005, no amounts are owing.

14. Income Taxes

Income tax expense on loss from operations as presented differs from the amount calculated by applying the statutory income tax rate to loss before income taxes.

The reasons for this difference and the effect on income tax expense are as follows:

	2005

			2004

Loss before income taxes:
Canadian operations	$(1,007)		$(3,284)
Foreign operations	(31,128)		(23,854)

	(32,135)		(27,138)
Tax recovery at the Canadian statutory rate	9,961	31.0%	8,413	31.0%
Change in income taxes arising from the following:
Effect of foreign tax rate differential	(6,217)	(19.3)	(2,974)	(11.0)
Non-deductible items	(497)	(1.5)	(960)	(3.5)
Unrecognized tax benefits of losses carried forward and other differences	(5,044)	(15.7)	(4,479)	(16.5)
Impact of changes in tax rates	970	3.0	—	—
Other	(372)	(1.2)	(41)	(0.2)

Tax expense	$(1,199)	(3.7)%	$(41)	(0.2)%

The Company created a Canadian Federal tax expense and liability of $1,199 in order to utilize a corresponding amount of non-refundable tax credits related to research and development expenditures not previously recognized in the financial statements and which would eventually expire. The corresponding amount was recognized as government assistance and a reduction of research and development expenses (note 15) and offsets the Canadian Federal income tax payable in the year.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

14. Income Taxes — (Continued)

The tax effect of temporary differences and net operating losses that give rise to future income tax assets are as follows:

	2005	2004

Future income tax liabilities
Investment tax credits	$(384)	$—

Total future income tax liabilities	(384)	—

Future income tax assets
Tax basis of capital assets in excess of carrying values	2,595	2,722
Net operating losses carried forward of foreign entities	9,145	6,708
Net operating losses carried forward of the Canadian entity	—	665
Research and development expenditures	10,293	9,111
Share issue costs	642	995

Total future income tax assets	22,675	20,201
Valuation allowance	(22,291)	(20,201)

Net future income tax assets	—	—

Net future income tax liability	$—	$—

During the year ended December 31, 2005, the valuation allowance increased by $2,090.

The Company has accumulated loss carryforwards in foreign jurisdictions which are available to reduce future taxable income, the benefits of which have not been recognized in these financial statements. These loss carryforwards expire as follows:

Barbados

2012	$6,244
2013	4,847
2014	3,633

$14,724

In addition, the Company has $70,155 and $76 of loss carryforwards in Ireland and Cyprus respectively that are available to reduce taxable income in future years and have an unlimited carryforward period, the benefit of which has not been reflected in these financial statements.

The Company has approximately $30,818 of research and development expenditures for Canadian Federal tax purposes and $29,259 for Québec purposes that are available to reduce taxable income in future years and have an unlimited carryforward period, the benefit of which has not been reflected in these financial statements. Research and development expenditures are subject to audit by the taxation authorities and accordingly, these amounts may vary.

The Company also has accumulated share issue costs which have not been deducted for income tax purposes amounting to approximately $1,986. The benefits of these expenses have not been recorded in the financial statements.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

14. Income Taxes — (Continued)

During 2005, the Company was audited by the Canada Revenue Agency (CRA) with respect to the 2002 sale, to its foreign subsidiaries, of an undivided interest in certain of its intellectual property rights. Subsequent to year end the Company received a proposed adjustment from the CRA of the amount for which the assets were sold. The proposed adjustment would increase significantly the taxable income of the Company for 2002. The Company believes that the proposed adjustment is largely unfounded and it intends to vigorously oppose the proposal and any subsequent assessment, should one arise.

The Company believes it has taken adequate reserves to address this issue through a reduction in future tax assets and a corresponding reduction in the 2005 valuation allowance of $2,072. The ultimate resolution of this matter could result in material adjustments to the amounts provided in the accounts.

15. Government Assistance

The Company incurred research and development expenditures which are eligible for investment tax credits. The investment tax credits recorded are based on management’s estimates of amounts expected to be recovered and are subject to audit by the taxation authorities and, accordingly, these amounts may vary. These amounts have been recorded as a reduction of research and development expenditures as follows:

	2005	2004

Research and development tax credits
Non-refundable	$1,199	$—
Refundable	1,514	823

	$2,713	$823

The Company has non-refundable tax credits available amounting to $6,010 related to research and development expenditures which may be utilized to reduce Canadian Federal income taxes payable in the future years and expire as follows:

2010	$19
2011	529
2012	791
2013	1,404
2014	1,494
2015	1,773

$6,010

The benefits of these non-refundable investment tax credits have not been recognized in the financial statements.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

16. Financial Expenses

	2005	2004

Interest on long-term debt	$1,010	$—
Interest on capital lease obligations	817	864
Amortization of deferred financing costs	110	—

	$1,937	$864

17. Net Change in Non-Cash Operating Items

	2005	2004

Accounts receivable	$355	$328
Research and development tax credits receivable	(75)	100
Income tax receivable	(425)	—
Inventories	(2,188)	—
Prepaids and other assets	(205)	90
Accounts payable and accrued liabilities	3,140	(1,157)
Deferred revenues	28,125	1,299

	$28,727	$660

18. Employee Benefit Plan

The Company has two defined contribution plans, a contributory Canadian plan effective July 1, 2005 and a non-contributory European plan effective December 2003. The Company funded and charged to expense contributions of $108 and $43 in 2005 and 2004, respectively.

19. Economic Dependence

The Company is dependent on two key raw material suppliers, two contract manufacturers and two packagers. The loss of any of these suppliers may have a materially adverse effect on the Company’s financial position and results of operations.

20. Financial Instruments

Fair value

Given their short-term maturity, the fair value of cash and cash equivalents, accounts receivable, research and development tax credits receivable, income tax receivable and current accounts payable approximate the carrying value.

The fair value of the obligations under capital leases, calculated at the present value of future contractual payments of principal and interest and discounted at the current market rate of interest available to the Company for debt instruments with similar terms and maturity, approximates their carrying values.

The fair value of the long-term debt, including current portion approximates its carrying value. The Company believes that the interest rates used to determine the carrying value are similar to the rates which it could have obtained as at the balance sheet date for loans with similar terms, conditions and maturity dates.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

20. Financial Instruments — (Continued)

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of short-term and long-term investments. The Company has investment policies that monitor the safety and preservation of principal and investments are limited to $2,500 with a single issuer.

Also, the Company provides credit to its clients in the normal course of operations. It carries out on a continuing basis, credit evaluations of its customers. As at December 31, 2005, 100% (December 31, 2004 — 100%) of trade accounts receivable is due from one customer (December 31, 2004 — one customer). For the year ended December 31, 2005, 100% (December 31, 2004 — 100%) of revenue from research and development contracts was earned from one customer (December 31, 2004 — two customers), located in Europe.

Currency risk

A substantial portion of the Company’s revenues from research contracts and licensing and distribution agreements are denominated in U.S. dollars or Euros. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to the U.S. dollar and Euro. The Company does not use derivative financial instruments to reduce its foreign exchange exposure, however, the Company has a natural hedge for a portion of this risk, in that many of its expenditures are in U.S. dollars and Euros. Fluctuations in payments made for the Company’s services could cause unanticipated fluctuations in the Company’s operating results. The significant balances in foreign currencies at December 31, 2005 are as follows:

	U.S. Dollars		Euros

	2005	2004	2005	2004

Cash and cash equivalents	$9,614	$118	€5,851	€881
Accounts receivables	143	—	30	213
Restricted long-term investment	—	—	51	50
Accounts payables and accrued liabilities	(2,704)	(219)	(616)	(275)
Long-term debt	(10,000)	—	—	—

	$(2,947)	$(101)	€5,316	€869

21. Segment Disclosure

The Company carries on business in Canada, Barbados, the United States, and Ireland and substantially all of the Company’s tangible assets are located in Canada. All licensing and product revenue has been derived from the business carried on in Ireland, by the Company’s subsidiary Labopharm Europe Limited, and all other revenue has been derived from business carried on in Canada. The intangible assets are jointly owned

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

21. Segment Disclosure — (Continued)

by the Company and its foreign subsidiaries. The following table presents revenue by the customers’ domicile and property, plant and equipment by location.

	Total revenue

	2005	2004

Europe	$1,878	$1,394
United States	1,360	—

	$3,238	$1,394

	Property, plant and
	equipment

	2005	2004

Canada	$9,912	$10,762
Europe	368	199

	$10,280	$10,961

22. Related Party Transaction

During 2005, in the normal course of business, the Company paid consulting fees of $325 (2004 — $319) to a company related to a director and recorded these as selling, general and administrative expenses as incurred. These transactions are measured at their exchange amount.

23.	Reconciliation of Significant Differences between Accounting Principles Generally Accepted in Canada and the United States

These financial statements were prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) and conform in all material respects with U.S. generally accepted accounting principles (“U.S. GAAP”) except as follows:

(a) Stock-based compensation

Under Canadian GAAP, the Company accounts for stock-based compensation to employees and directors as described in note 2. Under U.S. GAAP, the Company has similarly elected to follow the fair value method in accordance with FAS 123, Accounting for Stock-Based Compensation as of May 1995. As such, all compensation expense is recorded as a charge to income and a credit to contributed surplus. However, compensation expense under U.S. GAAP takes into account options and warrants granted prior to the effective date of the Canadian GAAP requirements.

During the year ended February 28, 2001, the Company granted 196,725 compensation options to its agent in connection with the Company’s issuance of common shares. The options had an exercise period of twenty-four months from August 31, 2000, vested immediately and entitled the holder to purchase common shares at an exercise price of $3.40 per share. Under Canadian GAAP no compensation cost was recorded. For purposes of reconciliation to U.S. GAAP, these options were accounted for under the fair value method on the date of grant using the Black-Scholes option pricing model, and an expense of $356 was recorded as a

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

23.	Reconciliation of Significant Differences between Accounting Principles Generally Accepted in Canada and the United States — (Continued)

share issue cost against share capital, with a corresponding credit to contributed surplus. During the year ended February 28, 2002, 100,000 options were exercised resulting in a transfer of $181 from contributed surplus to share capital, and the remaining 96,725 options expired unexercised in August 2002.

(b) Warrants

During the year ended February 28, 2000, the Company issued 200,000 warrants to purchase one common share per warrant, to the former supplier of Contramid® in partial settlement for the termination of an agreement. No expense was recorded for the fair value of these warrants under Canadian GAAP. For purposes of reconciliation to U.S. GAAP, these warrants were accounted for under the fair value method on the date of grant using the Black-Scholes option pricing model, and an expense of $224 was recorded as a charge to operations in fiscal 2000, with a corresponding credit to contributed surplus. In 2002 and 2004, 190,000 warrants were exercised resulting in a total transfer of $213 from contributed surplus to capital stock.

(c) Patent and intellectual property costs

Under Canadian GAAP, the Company capitalizes certain patent costs and costs of acquiring intellectual property as further described in note 2. Under U.S. GAAP, such costs are classified as in-process research and development and expensed as incurred until such time as the underlying product is approved for commercialization. Amounts included in the reconciliation of consolidated net loss and comprehensive loss reflect an increase in the net loss for amounts capitalized under Canadian GAAP but expensed under U.S. GAAP, offset by a decrease to the net loss for the related amortization expense.

On November 29, 2005, the Company acquired certain patents which relate to a product approved for sale in Europe and capitalized the purchase cost of $1,162 for U.S. and Canadian GAAP purposes.

(d) Research and development expenses

Under U.S. GAAP, research and development costs are expensed as incurred and include salaries and benefits, costs paid to third-party contractors to perform research, develop and manufacture drug material, and a portion of facilities cost. Clinical trial costs are a significant component of research and development expenses and include costs associated with third-party contractors. Under Canadian GAAP certain development costs may be deferred.

(e) Available for sale investment

Under U.S. GAAP, short-term investments are classified as available-for-sale and carried at market values with unrealized gains or losses reflected as a component of accumulated other comprehensive income until the investments are sold, at which time the realized gains and losses are included in the results of operations. The reconciling differences were insignificant in 2005 and 2004. Under Canadian GAAP short-term investments are recorded at amortized cost unless there is a decline in fair value which is other than temporary.

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

23.	Reconciliation of Significant Differences between Accounting Principles Generally Accepted in Canada and the United States — (Continued)

(f) Comprehensive loss

Comprehensive loss includes all changes in equity (deficiency) during the periods presented except shareholder transactions. For the purpose of reporting under U.S. GAAP, the components of comprehensive loss and total comprehensive loss are reported in the consolidated statements of changes in shareholders’ equity (deficiency), and below net loss in the consolidated statements of operations and deficit. For the periods presented, accumulated other comprehensive loss equals net loss.

The effect of the above on the Company’s consolidated financial statements is set out below:

Reconciliation of Consolidated Net Loss and Comprehensive Loss

	Year ended	Year ended
	December 31,	December 31,
	2005	2004

Net loss under Canadian GAAP	$(33,334)	$(27,179)
Adjustment for:
Stock based compensation (a)	—	(217)
Patent and intellectual property costs (c)(d)	(33)	(45)
Net loss and comprehensive loss under U.S. GAAP	$(33,367)	$(27,441)

Net loss per share under U.S. GAAP — basic and diluted	$(0.78)	$(0.69)

The weighted average number of common shares outstanding for purposes of determining basic and diluted loss per share are the same as those used for Canadian GAAP purposes.

The effects of any permanent or temporary timing differences for tax purposes are not significant and therefore have not been reflected in the reconciliation.

Reconciliation of Reported Amounts on Consolidated Balance Sheets

Material variations in selected balance sheet accounts under U.S. GAAP are as follows:

	Canadian		U.S.
	GAAP	Adjustments	GAAP

2005
Intangible assets (c)(d)	$3,231	$(2,069)	$1,162
Capital stock (a)(b)	135,631	2,939	138,570
Contributed surplus (a)(b)	6,350	7,381	13,731
Deficit	(144,584)	(12,389)	(156,973)
2004
Intangible assets (c)(d)	2,036	(2,036)	—
Capital stock (a) (b)	132,658	1,706	134,364
Contributed surplus (a)(b)	4,745	8,614	13,359
Deficit	(111,250)	(12,356)	(123,606)

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

23.	Reconciliation of Significant Differences between Accounting Principles Generally Accepted in Canada and the United States — (Continued)

Reconciliation of Consolidated Cash Flow Captions

	Year ended		Year ended
	December 31, 2005		December 31, 2004

	Canadian	U.S.	Canadian	U.S.
	GAAP	GAAP	GAAP	GAAP

Operating activities (c)(d)	$(1,040)	$(1,213)	$(23,082)	$(23,269)
Investing activities (c)(d)	5,187	5,360	(3,275)	(3,088)

As at December 31, 2005 and 2004, cash and cash equivalents are comprised of cash.

Additional disclosures required under U.S. GAAP are as follows:

(i) Consolidated statement of changes in shareholders’ equity (deficiency) in accordance with U.S. GAAP:

	Outstanding common
	shares
			Contributed
	Number		Surplus	Deficit	Total

Balance, December 31, 2003	35,995,581	$105,297	$11,817	$(96,165)	$20,949
Share issuance	6,122,449	27,804	—	—	27,804
Issued on the exercise of stock options	212,600	701	(248)	—	453
Issued on the exercise of warrants	180,000	562	(202)	—	360
Stock-based compensation	—	—	1,992	—	1,992
Net loss	—	—	—	(27,441)	(27,441)

Balance, December 31, 2004	42,510,630	$134,364	$13,359	$(123,606)	$24,117
Issued on the exercise of stock options	834,600	3,475	(1,382)	—	2,093
Grant of warrants	—	—	731	—	731
Issued on the exercise of warrants	328,633	731	(731)	—	—
Stock-based compensation	—	—	1,754	—	1,754
Net loss	—	—	—	(33,367)	(33,367)

Balance, December 31, 2005	43,673,863	$138,570	$13,731	$(156,973)	$(4,672)

(ii) Accounts payable and accrued liabilities consist of the following:

	2005	2004

Trade payables	$7,850	$4,162
Accrued payroll and related expenses	1,742	1,451
Other	498	317

	$10,090	$5,930

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

23.	Reconciliation of Significant Differences between Accounting Principles Generally Accepted in Canada and the United States — (Continued)

(iii)  Intangible assets

Under U.S. GAAP, the estimated amortization expense for each of the next five succeeding fiscal years for the capitalized costs of acquiring patents will amount to $81.

(iv) Allowance for doubtful accounts

The Company maintains an allowance for doubtful accounts related to its accounts receivable. The Company reviews its accounts receivable on a regular basis to determine if any receivables have a high risk of being uncollectible, and include these in its allowance. Based on the information available, management believes the allowance for doubtful accounts is appropriate; however, actual write-offs might exceed the recorded allowance. The Company did not have an allowance for doubtful accounts as of December 31, 2005 and 2004.

(v) Recent accounting pronouncements under U.S. GAAP

In December 2004, the Financial Accounting Standards Board issued SFAS 123(R) Share-Based Payment, a revision to SFAS 123 Accounting for Stock Based Compensation. SFAS 123(R) requires all share-based payments to be recognized in the financial statements based on their fair values using either a modified-prospective or modified-retrospective transition method. Accordingly, from the date of adoption of the revised standard, the Company will be required to recognize compensation expense for all share-based payments based on grant-date fair value, including those granted, modified or settled prior to December 1, 2002. Under U.S. GAAP, the Company had already elected to follow the fair value method in accordance with SFAS 123, and as such, SFAS 123(R) does not represent a significant change in accounting policy for the Company.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This statement clarifies that abnormal inventory costs such as costs of idle facilities, excess freight and handling costs, and wasted material (spoilage) are required to be recognized as current period charges. In addition, the statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement became effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company believes that the adoption of this statement will not have a significant impact on the Company’s consolidated results of operations or financial condition.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non monetary Assets, an amendment of APB Opinion No. 29. The amendments made by SFAS 153 are based on the principle that exchanges of non monetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments broaden the exception for exchanges of non monetary assets that do not have commercial substance. SFAS 153 is effective for non monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company believes that the adoption of SFAS 153 will not have a material impact on the Company’s consolidated results of operations or financial position.

In May 2005, the FASB issued SFAS 154 Accounting Changes and Error Corrections. The statement replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires companies to apply voluntary changes in principles retrospectively

LABOPHARM INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2005

(thousands of Canadian dollars, except share and per share amounts)

23.	Reconciliation of Significant Differences between Accounting Principles Generally Accepted in Canada and the United States — (Continued)

whenever practicable. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The Company presently does not believe that the adoption of the provisions of SFAS 154 will have a material impact on its financial statements.

24. Comparative Figures

Certain comparative figures have been reclassified to conform to the presentation adopted in the current period.